Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PPL CORPORATION

Article I.

            The name of the Corporation is PPL Corporation.

Article II.

            The address of the registered office of the Corporation in this Commonwealth is Two North Ninth Street, Allentown, Lehigh County, Pennsylvania 18101-1179.

Article III.

            The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

Article IV.

            The aggregate number of shares which the Corporation shall have the authority to issue is 790,000,000 shares, divided into 10,000,000 shares of Preferred Stock, par value $.01 per share, and 780,000,000 shares of Common Stock, par value $.01 per share.

Article V.

            The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class shall be as follows:

DIVISION A-PREFERRED STOCK

            SECTION 1.  General.  To the extent permitted by these Amended and Restated Articles of Incorporation, the Board of Directors, by majority vote of a quorum, shall have the authority to issue shares of Preferred Stock from time to time in one or more classes or series, and to fix by resolution, at the time of issuance of each of such class or series, the distinctive designations, terms, relative rights, privileges, qualifications, limitations, options, conversion rights, preferences, and voting powers, and such prohibitions, restrictions and qualifications of voting or other rights and powers thereof except as they are fixed and determined in this Article V.  The dividend rate or rates, dividend payment dates or other terms of a class or series of Preferred Stock may vary from time to time dependent upon facts ascertainable outside of these Amended and Restated Articles of Incorporation if the manner in which the facts will operate to fix or change such terms is set forth in the express terms of the class or series or upon terms incorporated by reference to an existing agreement between the Corporation and one or more other parties or to another document of independent significance or otherwise to the extent permitted by the Business Corporation Law of 1988.

            SECTION 2.  Dividends.  The holders of shares of each class or series of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose under 15 Pa.C.S. § 1551 (relating to distributions to shareholders) or any superseding provision of law subject to any additional limitations in the express terms of the class or series, cash dividends at the rate or rates and on the terms which shall have been fixed by or pursuant to the authority of the Board of Directors with respect to such class or series and no more, payable at such time or times as may be fixed by or pursuant to the authority of the Board of Directors.  If and to the extent provided by the express terms of any class or series of Preferred Stock, the holders of the class or series shall be entitled to receive such other dividends as may be declared by the Board of Directors.

            SECTION 3.  Liquidation of the Corporation.  In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to receive from the assets of the Corporation (whether capital or surplus), an amount per share, prior to the payment to the holders of shares of Common Stock or of any other class of stock of the Corporation ranking as to liquidation subordinate to the Preferred Stock, which shall have been fixed and determined by the Board of Directors with respect thereto.

For the purposes of this section, the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal Corporation or political subdivision or authority.

            SECTION 4.  Conversion Privileges.  In the event any class or series of the Preferred Stock is issued with the privilege of conversion, such stock may be converted, at the option of the record holder thereof, at any time or from time to time, as determined by the Board of Directors, in the manner and upon the terms and conditions stated in the resolution establishing and designating the class or series and fixing and determining the relative rights and preferences thereof.

            SECTION 5.  Redemption.  The Corporation, at its option to be exercised by its Board of Directors, may redeem the whole or any part of the Preferred Stock or of any class or series thereof at such time or times as may be fixed by the Board, at the applicable price for each share, and upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto.

            SECTION 6.  Voting Rights.  Each holder of record of shares of Preferred Stock shall have full, limited, multiple, fractional, conditional or no voting rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue of such shares.  Unless provided in such resolution or resolutions, no holder of shares of Preferred Stock shall have cumulative voting rights.

DIVISION B-COMMON STOCK

            SECTION 1.  Dividends and Shares in Distribution on Common Stock.  Subject to the rights of the holders of the Preferred Stock and subordinate thereto, the Common Stock alone shall receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.

            SECTION 2.  Voting Rights.  At any meeting of the shareholders, each holder of Common Stock shall be entitled to one vote per share.

Article VI.

            The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

Article VII.

            The following provisions of the Business Corporation Law of 1988 shall not be applicable to the Corporation: 15 Pa.C.S. § 2538 (relating to approval of transactions with interested shareholders) and 15 Pa.C.S. Subchapter 25G (relating to control-share acquisitions).

Article VIII.

            Business Combinations.

            SECTION 1.  Definitions.  For the purposes of this Article VIII, the following terms shall have the meanings hereinafter set forth:

                     (A)  "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time.

                     (B)  A person shall be a "Beneficial Owner" of any Voting Stock:

                              (i)  which such person or any of its Affiliates or Associates (as herein defined) beneficially owns, directly or indirectly; or

                              (ii)  which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, except that a person shall not be deemed the Beneficial Owner of any Voting Stock under this paragraph (B) if the agreement, arrangement or understanding to vote such Voting Stock (X) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Securities and Exchange Act of 1934 as in effect from time to time, and (Y) is not then reportable on a Schedule 13D under the Securities and Exchange Act of 1934 as in effect from time to time (or any comparable or successor report); or

                              (iii)  which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                     (C)  "Business Combination" shall mean any of the following:

                              (i)  any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Shareholder, or (B) any other Corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

                              (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $25,000,000 or more; or

                              (iii)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or

                              (iv)  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                              (v)  any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, statutory share exchange, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), exclusive of any repurchase or redemption of securities of the Corporation in accordance with or solely in anticipation of the terms of any mandatory sinking fund or redemption provisions thereof, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder.

                     (D) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with, and not a nominee of, the Interested Shareholder (as such term is used in the context of a particular proposed Business Combination) and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and is designated to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

                     (E)  "Fair Market Value" means:

                              (i)  in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape for the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such Exchange, the highest bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems ("NASDAQ") or the NASDAQ National Market System or, if NASDAQ and the NASDAQ National Market System are not then in use, any other system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and

                              (ii)  in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

                     (F)  "Privately Held Stock" shall mean any class or series of the Preferred Stock which has not been registered pursuant to Section 12 of the Securities Exchange Act of 1934.

                     (G)  "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary or any benefit plan for the employees of the Corporation or any subsidiary) who or which:

                              (i)  is the Beneficial Owner, directly or indirectly, of more than ten percent of the voting power of the then outstanding Voting Stock; or

                              (ii)  is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question became the Beneficial Owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding Voting Stock; or

                              (iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

For the purpose of determining whether a person is an Interested Shareholder pursuant to this paragraph (G), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (B) of this Section 1, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. An Interested Shareholder as defined in this paragraph (G) shall not include a person engaged in business as an underwriter of securities who acquires the shares directly from the Corporation or any Affiliate or Associate of the Corporation through such person's participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933 as in effect from time to time.

                     (H)  In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Sections (A) and (B) of Section 2 of this Article VIII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                     (I)  A "person" shall mean any individual, firm, partnership, trust, Corporation or other entity.

                     (J)  "Subsidiary" means any Corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (G) of this Section 1, the term "Subsidiary" shall mean only (1) PPL Electric Utilities Corporation for so long as the Corporation owns, directly or indirectly, equity securities entitling it to cast a majority of the votes generally entitled to be cast in elections of PPL Electric Utilities Corporation directors and (2) each other corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                     (K)  "Voting Stock" shall mean each share of stock of the Corporation generally entitled to vote in elections of directors.

            A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, for the purposes of this Article VIll on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article VIII. Any such determination made in good faith shall be binding and conclusive on all parties.

            SECTION 2.  Unless a Business Combination shall have been approved by the affirmative vote of either a majority of Disinterested Directors or the holders of at least two-thirds of the voting power of all shares of Voting Stock, voting together as a single class, then, in addition to any vote of shareholders otherwise required by law or these Amended and Restated Articles of Incorporation, the consummation of any Business Combination shall require that all of the following conditions shall have been met:

                     (A)  The aggregate amount of the cash and the fair market value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                              (i)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (B) in the transaction in which it became an Interested Shareholder, whichever is highest;

                              (ii)  the fair market value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Article VIII as the "Determination Date"), whichever is higher; and

                              (iii)  (if applicable) the price per share equal to the fair market value per share of Common Stock determined pursuant to paragraph (ii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the fair market value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

                     (B) The aggregate amount of the cash and the fair market value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than Common Stock (and other than any series or class of Privately Held Voting Stock), shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B) shall be required to be met with respect to every such class or series of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Voting Stock):

                              (i)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Shareholder, whichever is higher;

                              (ii)  (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or, If higher, the voluntary redemption price per share for such class or series;

                              (iii)  the fair market value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                              (iv)  (if applicable) the price per share equal to the fair market value per share of such class or series of Voting Stock determined pursuant to paragraph (iii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the fair market value per share of such class or series of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such class or series of Voting Stock.

                     (C) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

                     (D) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination except as approved by a majority of the Disinterested Directors:

                              (i)  There shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

                              (ii)  there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

                              (iii)  such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                     (E) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                     (F)  A proxy or information statement describing the proposed Business Combination and containing the information specified for proxy or information statements under the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

            SECTION 3.  Nothing contained in this Article VIll shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Article IX.

            Amendment of Articles.  These Amended and Restated Articles of Incorporation may be amended in the manner from time to time prescribed by statute and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding the foregoing (and in addition to any vote that may be required by law, these Amended and Restated Articles of Incorporation or the bylaws), the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Articles VI, VII, VIII, IX and X of these Amended and Restated Articles of Incorporation; provided further that such two-thirds vote shall not be required for any such amendment, alteration or repeal of, or adoption of any provision inconsistent with, Article VIII which is recommended to the shareholders by a majority of the Disinterested Directors (which shall mean all the directors then in office when there is no Interested Shareholder).

Article X.

            Amendment of Bylaws.  Except as otherwise provided in the express terms of any class or series of Preferred Stock, the bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at a duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the board of directors of the Corporation in office at any regular or special meeting of directors; provided, however, that any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, Sections 3.05(b), 3.16, 3.17, 4.03(a), 4.03(c), 4.04 or 4.05(a) of the bylaws, if by action of the shareholders, shall be only upon the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast and, if by action of the directors, shall be only upon the approval of at least two-thirds of the directors of the Corporation in office.

Article XI.

         Uncertificated Shares.  Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.